Exhibit 99.1

MultiCell Technologies In-Licenses Phase IIb/III Drug for the Treatment of Fatigue in
Multiple Sclerosis from Amarin Corporation

Lincoln, RI USA and London, UK - (Business Wire) - January 3, 2006 - MultiCell Technologies, Inc. (OTCBB: MCET) and Amarin Corporation plc (NasdaqSC: AMRN) announced today that MultiCell has exclusively licensed LAX-202 from Amarin for the treatment of fatigue in patients suffering from multiple sclerosis (MS). MultiCell will rename LAX-202 to MCT-125, and will further evaluate MCT-125 in a pivotal Phase IIb/III clinical trial which is expected to begin during 2006.

Multiple sclerosis is an autoimmune disease in which immune cells attack and destroy the myelin sheath protecting neurons in the brain and spinal cord. About two million people worldwide are afflicted with MS and an estimated 10,000 new MS cases are diagnosed annually in the USA. Over 75% of people with MS report fatigue, and 50% to 60% report fatigue as the worst symptom of their disease. Fatigue can severely affect an individual's quality of life and functioning, even if the level of disability appears insignificant to outside observers. Moreover, fatigue in MS has a severe effect on a person's ability to feel they have control over their illness. For approximately 30% of MS patients, fatigue is the first symptom.

In a 138 patient, multi-center, double-blind placebo controlled Phase IIb clinical trial conducted in the UK by Amarin, LAX-202 demonstrated efficacy in significantly reducing the levels of fatigue in MS patients enrolled in the study. LAX-202 proved to be effective within 4 weeks of the first daily oral dosing, and showed efficacy in MS patients who were moderately as well as severely affected. LAX-202 demonstrated efficacy in all MS patient sub-populations including relapse-remitting, secondary progressive and primary progressive. Patients enrolled in the Phase IIb trial conducted by Amarin also reported few if any side effects following daily oral dosing of LAX-202. Multicell intends to proceed with the anticipated pivotal Phase IIb/III trail of MCT-125 using the data generated by Amarin for LAX-202 following discussions with the FDA. If MCT-125 is approved for the treatment of fatigue in MS patients by the FDA and other such regulatory agencies, and is successfully commercialized, MultiCell estimates MCT-125 could generate up to $3 billion in cumulative worldwide sales during the time MCT-125 is under patent protection. If such revenue forecasts are realized by MCT-125, under the terms of the agreement, Amarin could receive up to $275 million in milestone payments and cumulative royalty payments during the same period.

Dr. Stephen Chang, President of MultiCell, commented "We are excited about in-licensing MCT-125 from Amarin to complement our emerging MS therapeutics program. MCT-125 targets the fatigue symptom while MCT-175, our internally developed humanized antibody therapeutic, is for treatment of the underlying cause of MS. As we undertake additional clinical studies, we are optimistic MCT-125 will continue to demonstrate efficacy for the treatment of fatigue in MS patients."

Rick Stewart, Chief Executive Officer of Amarin, stated, "We are delighted to have entered into this license agreement with MultiCell which will further develop LAX-202 as a therapy for this clear unmet medical need. The development strength and expertise within MultiCell offers a rapid and clear route to market for this product opportunity."

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a developer of therapeutic products, and a supplier of immortalized human cell lines for drug discovery applications. With its majority-owned subsidiary MultiCell Immunotherapeutics, Inc., MultiCell is working to commercialize new therapeutics for the treatment of degenerative neurological diseases, metabolic and endocrinological disorders, and infectious diseases. MultiCell's research labs are in Lincoln, RI. MultiCell Immunotherapeutics is located in San Diego, CA. For more information about MultiCell see http://www.MultiCelltech.com. Information on our website is not part of this press release.

About Amarin Corporation plc

Amarin Corporation plc is a neuroscience company focused on the research, development and commercialization of novel drugs for the treatment of central nervous system disorders. Miraxion, Amarin's lead development compound, is in phase III development for Huntington's disease and in phase II development for depressive disorders. For press releases and other corporate information, visit our website at http://www.amarincorp.com. Information on our website is not part of this press release.

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe", "will", "expect", "anticipate", "estimate", "intend", "plan", "forecast", "could", and "would". Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of our clinical development of MCT-125 and MCT-175, and statements regarding expected milestone and royalty payments to Amarin and worldwide sales relating to MCT-125. MultiCell bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize MCT-125 or MCT-175 as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations. For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell's report on Form 10-KSB for the fiscal year ended November 30, 2004, and all our quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contacts:	Contacts:
MultiCell Technologies, Inc.	Amarin Corporation plc
(401) 333-0610 Jerry Newmin, Chief Executive Officer Barbara Corbett, IR/PR Director MCETinvestor@aol.com	+44 (0) 207 907 2442 Rick Stewart, Chief Executive Officer Alan Cooke, Chief Financial Officer investor.relations@amarincorp.com

CEOcast, Inc.	Powerscourt
(212) 732-4300 Ed Lewis	+44 (0) 207 236 5615 Rory Godson or Victoria Brough

Rubenstien Public Relations
(212) 843-8018 Dolores Naney